EXHIBIT 10.14

September 22, 2003

Jack Lazar

2192 Briar Hills Court

San Jose, CA 95138

Dear Jack:

On behalf of Atheros Communications, Inc., a Delaware corporation (the “Company”), I am pleased to extend you an offer to join the Company. This letter sets forth the basic terms and conditions of your employment with the Company. We would like you to begin your employment with the Company on or before September 29, 2003. This offer expires on September 26, 2003. By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by the Company.

1.	Salary. You will be paid an annual base salary of $250,000, less regular payroll deductions, which covers all hours worked. Generally, your salary will be reviewed annually but the Company reserves the right to change your compensation from time to time on reasonable notice.

2.	Bonus: You will be eligible to participate in the Executive Incentive Plan. Your target annual bonus will be 25% of base salary, prorated for the remainder of 2003.

3.	Stock Option. You will receive an option to purchase 550,000 shares of the common stock of the Company, subject to approval of our Board of Directors. The option will vest as to 12/48ths of the shares on the first anniversary of your hire date and 1/48th of the shares each full month thereafter as long as you continue in service to the Company. Your option will be subject to the terms and conditions of the Company’s stock option plan and a stock option agreement to be entered into between you and the Company.

4.	Duties Your job title will be Vice President and Chief Financial Officer. Your duties generally will include providing strategic financial leadership for the Company in the areas of financial planning, accounting practices and procedures and our relationships with the financial community. You will have management responsibility for the Human Resources and Information Technology functions as well. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of the Company and your skills, as determined by the Company.

As an exempt employee, you will be primarily engaged in duties that require that you exercise your specialized expertise, independent judgment and discretion to provide high-quality services for the Company. You are required to follow office policies and procedures adopted from time to time by the Company, and to take such general direction as you may be given from time to time by your superiors. The Company reserves the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status). You are required to devote your full energies, efforts and abilities to your employment, unless the Company expressly agrees otherwise. You are not permitted to engage in any business activity that competes with the Company.

5.	Hours of Work. As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal working hours of the Company. Normal working hours will be established by the Company and may be changed as needed to meet the needs of the business.

6.	Change of Control. In the event of a Change of Control (as defined below) where your employment is terminated without Cause as defined below) within 12 months following the Change of Control, and provided that you sign and do not revoke within the time period specified by the Company a standard release of claims in a form acceptable to the Company (or its successor), you shall receive the following: (a) Twelve months of salary and target bonus in effect at the time of the Change of Control, payable in installments over twelve months and subject to applicable withholding, and (b) Fifty percent (50%) of the then unvested shares that are subject to options granted by the Company to you prior to the Change of Control and that have been assumed or substituted by the acquiring company, shall become fully vested and the Company’s right of repurchase with respect there to shall lapse as of the date of termination.

“Change of Control” shall mean: (a) merger, acquisition or similar transaction or series of related transactions in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company, or (c) any reverse merger or acquisition in which the Company is the surviving entity but in which more than fifty percent (50%) of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

“‘Cause’ means (a) intentional and material dishonesty in the performance of your duties for the Company; (b) conduct (including conviction of or plea of nolo contendere to a felony) which has a direct and material adverse effect on the Company or its reputation; (c) failure to perform your reasonable duties or comply with your obligations under this Agreement or the Company’s Confidential Information and Invention Assignment Agreement after receipt of written notice specifying the failure, if you do not remedy that failure within 10 business days of receipt of written notice from the Company, which notice will state that failure to remedy such conduct may result in termination for Cause or (d) an incurable material breach of the Company’s Confidential Information and Invention Assignment Agreement, including, without limitation, theft or other misappropriation of the Company’s proprietary information.” Nothing in this section shall alter the at-will nature of employment or provide an obligation express or implied for the payment of severance except as expressly provided herein.

7.	Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

8.	Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed proprietary information agreement, which is incorporated into this agreement by reference as Exhibit A.

9.	Immigration Documentation. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the Immigration and Naturalization Service’s employment verification requirements.

10.	Representation and Warranty of Employee. You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

11.	Employee Benefits. You will be eligible for paid vacation, sick leave and holidays pursuant to the Company’s policies in effect from time to time. You will be provided with health insurance benefits and dental insurance benefits, as provided in our benefit plans. These benefits may change from time to time. You will be covered by workers’ compensation insurance and State Disability Insurance, as required by state law.

12.	Term of Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice. The at-will nature of your employment relationship may be terminated only by a written agreement signed by the Chairman of the Board or Chief Executive Officer.

13.	Dispute Resolution Procedure. I agree that prior to my employment with the Company, I must sign and agree to the Arbitration Agreement attached as Exhibit B to this Agreement.

14.	Integrated Agreement. Please note that this Agreement, along with the attached Employee’s Proprietary Information and Inventions Agreement (Exhibit A) and the Arbitration Agreement (Exhibit B), supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and either (a) the President or (b) the Vice President of Administration and Controller.

15.	Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

We look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Very truly yours,

ATHEROS COMMUNICATIONS, INC.

	By:	/s/ Sharon Thompson
	Title:	Director Human Resources

I agree to the terms of employment set forth in this Agreement.

/s/ Jack Lazar	9/26/03
Jack Lazar	Date

EXHIBIT A

EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT